                                                                   EXHIBIT 10.35

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE PORTIONS OF THE AGREEMENT INDICATED WITH BRACKETS AND ASTERISKS [***]. A COMPLETE COPY OF THIS AGREEMENT, INCLUDING THE REDACTED PORTIONS, HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                LICENSE AGREEMENT
                          MICHIGAN FILE 1855 TECHNOLOGY

This Agreement is effective as of the 18th day of September, 2001 (the "Effective Date"), between Esperion Therapeutics, Inc., a corporation incorporated in the State of Delaware, with offices located at 3621 South State Street, 695 KMS Place, Ann Arbor, Michigan 48108 ("LICENSEE"), and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan ("MICHIGAN"). LICENSEE and MICHIGAN agree as follows:


1.            BACKGROUND.

1.1 MICHIGAN has represented that it has developed rights, including potential patent rights, in the "TECHNOLOGY" as defined in Article 30.

1.2 LICENSEE desires to obtain, and MICHIGAN, consistent with its missions of research, education and service, desires to grant a license of the Licensed Patents and TECHNOLOGY on the terms and conditions listed below.


2.            CAPITALIZED TERMS.

              The capitalized terms used in this Agreement are specifically defined in Article 30 of this Agreement.


3.            GRANT OF LICENSE.

3.1 MICHIGAN hereby grants to LICENSEE the exclusive license under the Licensed Patents, and non-exclusive license under the TECHNOLOGY, to make, have made, import, use, market, offer for sale and sell, in the Territory, Products designed, manufactured, used and/or marketed solely for use in the Field of Use subject to any rights of third parties; with the right to grant sublicenses to Affiliates and Sublicensees subject to the terms and provisions of
              Article 8 below.

3.2 MICHIGAN reserves the right to practice the Licensed Patents solely for research and education purposes within the Field of Use and the Territory.


4.            CONSIDERATION.

4.1 LICENSEE shall pay to MICHIGAN a one-time license issue fee of US$[***] dollars upon execution by the parties of this Agreement. LICENSEE may credit this issue fee in full against all royalties otherwise due MICHIGAN, subject to Paragraph 4.8.



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

4.2 LICENSEE shall also pay MICHIGAN, with respect to each Royalty Period, a royalty on Net Sales by LICENSEE and Affiliates as follows:

              to the extent the sum total Net Sales for Products (A) is less than US$[***] million, royalty equal to [***] percent ([***]%) of Net Sales in such Royalty Period; (B) is at least US$[***] million but less than US$[***] million, [***] percent ([***]%) of Net Sales in such Royalty Period; and (C) is US$[***] million or more, [***] percent ([***]%) of Net Sales in such Royalty Period.

4.3 LICENSEE shall also pay to MICHIGAN, with respect to each Royalty Period, a royalty equal to [***] percent ([***]%) of Gross Sublicensing Revenues. For the avoidance of doubt, Gross Sublicensing Revenues does not include amounts received by LICENSEE from Affiliates.

4.4 LICENSEE must pay MICHIGAN a royalty under this Article 4 only once with respect to the same unit of Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, for purposes of determining payments due hereunder, whenever the term "Product" may apply to a property during various stages of manufacture, use or sale, then Net Sales equals the amount derived from the sale, distribution or use of such Product by LICENSEE or Affiliates at the stage of its highest invoiced value to unrelated third parties. If a Product sold by LICENSEE includes at least one active ingredient other than a Product (a "Combination Product"), LICENSEE shall only pay royalties or sublicensing royalties on a portion of Net Sales for the Combination Product based on the relative contribution of the product to the scientific and commercial performance of the Combination Product, as negotiated by the Parties in good faith, but in no event on less than [***]% of the amount of Net Sales for the Combination Product.

4.5           LICENSEE shall pay to MICHIGAN an annual license maintenance fee.
              This annual fee accrues in the Royalty Period ending in June of the years specified below, and is due and payable concurrently with the report for that Period. LICENSEE may credit each annual fee in full against all royalties otherwise due MICHIGAN. In determining annual license maintenance fees due, LICENSEE may credit patent expenses paid to MICHIGAN under Paragraph 10.6 against the annual license maintenance fee amounts listed below, as provided in Paragraph 10.6.

                           The annual license maintenance fees are:

                  (1) In 2001: US $[***] (payable within 30 days of the Effective Date);

                  (2)      In 2002 and 2003:  US$[***] each year;

                  (3)      In 2004:  US$[***];

                  (4)      In 2005:  US$[***]; and



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                  (5)      In 2006 and in each year thereafter during the term
                           of this Agreement:  US$[***].

4.6 If LICENSEE is legally obligated or reasonably deems it necessary to pay consideration to any third party that holds a patent that would, in the reasonable judgment of LICENSEE, be infringed by the manufacture, use, or sale of a Product, then LICENSEE shall be entitled to deduct [***] percent ([***]%) of such consideration paid to such third party from the royalties otherwise payable to MICHIGAN under Paragraph 4.2 hereof or from the milestone payment obligation provided in Paragraph 7.3(6), subject to Paragraph 4.8 herein.

4.7 LICENSEE may credit all amounts actually paid to MICHIGAN under Paragraphs 4.1, 4.5, and 7.3 hereof in full against royalties otherwise payable to MICHIGAN under Paragraph 4.2 hereof, subject to the limitations of Paragraph 4.8 herein.

4.8           In no event shall the royalty payable to MICHIGAN under Paragraph
              4.2 for any Royalty Period or the amount payable to MICHIGAN under Paragraph 7.3(6) be reduced pursuant to Paragraph 4.6 or 4.7 below an amount that is less than [***] percent ([***]%) of the amount otherwise payable under Paragraph 4.2 hereof for such Royalty Period or under Paragraph 7.3(6) for such milestone obligation. Any portion of payment made pursuant to Paragraphs 4.1, 4.5, 4.6, or 7.3 that is not creditable against royalties payable to MICHIGAN under Paragraph 4.2 hereof due to this [***] percent reduction cap shall be carried forward and creditable against royalties payable to MICHIGAN under Paragraph 4.2 hereof with respect to subsequent Royalty Periods until credited in full.


5.            REPORTS.

5.1 Within forty-five (45) days after each Royalty Period closes (including the close of any Royalty Period immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN for that Royalty Period:

              (1)          all royalties accruing to MICHIGAN;

              (2)          the Net Sales of Products by LICENSEE and Affiliates;

              (3) the source (name of sublicensee) and amount of all Gross Sublicensing Revenues, and

              (4)          any other revenues for which payments are due.

              LICENSEE shall include the amount of all payments due pursuant to (1-4) herein, and the quantity, identification and country of sale of Products. If no payment is due for a Royalty Period, LICENSEE shall so report.



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

5.2 LICENSEE shall establish and consistently employ a system of nomenclature and/or type designations for Products to permit identification and segregation of various types where necessary; LICENSEE, Affiliates and Sublicensees shall consistently employ the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, upon reasonable request, as to the details concerning the description of Products and of any changes thereto.

5.3 LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments due as provided by this Agreement. LICENSEE shall:

              (1) open such books and records for inspection [***] per year upon reasonable notice during business hours by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments previously due and payable;

              (2) retain such books and records for ([***]) years from date of origination.

              These rights of inspection survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than ten percent (10%) of royalties due MICHIGAN, then, if not refuted, LICENSEE shall pay all expenses of that inspection and the amount of the underpayment immediately to MICHIGAN.

5.4 LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to his or her knowledge and information.


6.            TIMES AND CURRENCIES OF PAYMENTS.

6.1           All payments hereunder shall be made in United States dollars.
              Payments accrued during each Royalty Period are due and payable in Ann Arbor, Michigan on the date each report is due (as provided in Paragraph 5.1). LICENSEE agrees to make all payments due hereunder to MICHIGAN (i) by check made payable to "The Regents of The University of Michigan," and sent to MICHIGAN according to the provisions for notices set forth in Article 21 herein, or (ii) by wire transfer to the following account: [***].

6.2 On all amounts overdue and payable to MICHIGAN, interest accrues from the date the amount is due at a rate per annum equal to [***] percentage points above the prime lending rate as established by the Chase Manhattan Bank, N.A., in New York City, New York, or at a lower rate if required by law.

6.3 For each Royalty Period, LICENSEE and Affiliates shall convert any Net Sales or Gross Sublicensing Revenues they receive in foreign currency into its equivalent in



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

              United States dollars at the exchange rate LICENSEE ordinarily employs in making reports to relevant regulatory and taxing authorities, consistent with fair business practices and generally accepted accounting principles.


7.            COMMERCIALIZATION.

7.1 LICENSEE agrees to use commercially reasonable efforts to commercialize one Product.

7.2 Within thirty (30) days of the First Commercial Sale, LICENSEE shall report by written letter to MICHIGAN the date and general terms of that sale.

7.3 Milestones: LICENSEE will substantially meet, or shall cause its Affiliates or Sublicensees to meet, the requirements of the following milestones, with date requirements for each milestone after the first milestone to be determined in writing in good faith by the Parties using reasonable business judgment, upon satisfaction of the immediately previous milestone or maturation of the payment obligation therefor:

              (1) either (a) selection of recombinant PON (recPON) for development by September 1, 2003 or (b) pay MICHIGAN a milestone payment of US$ [***] by October 1, 2003.

              (2) IND submission in the U.S. or Europe or payment to MICHIGAN of a milestone payment of US$ [***] within 30 days of the date mutually determined by the parties.

              (3) Enrollment of first patient in a Phase II clinical trial and payment to MICHIGAN of a milestone payment of US$ [***].

              (4) Enrollment of first patient in a Phase III clinical trial and payment to MICHIGAN of a milestone payment of US$ [***].

              (5) Submission of first NDA in U.S. or Europe and payment to MICHIGAN of a milestone payment of US$ [***].

              (6) Approval of first NDA in U.S. or Europe and payment to MICHIGAN of a milestone payment of US$ [***].

              Each of the aforementioned milestone payments shall be creditable against royalties due under Paragraph 4.2 hereof, subject to Paragraphs 4.7 and 4.8.


8.            SUBLICENSING.

8.1 LICENSEE has the exclusive right to grant sublicenses of its rights under Article 3 above to Affiliates and Sublicensees, to make, have made, import, use, market, offer for sale and sell, in the Territory, Products designed and marketed solely for use in the Field of Use.

8.2 LICENSEE shall, provide MICHIGAN with a copy of each sublicense agreement and each amendment thereto within ninety (90) days after execution thereof.



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

8.3           LICENSEE shall include in any sublicense granted under this
              Article 8 a provision that the sublicense terminates upon any termination of this Agreement subject to the protections of this
              Article 8. Upon termination of this Agreement, MICHIGAN may, in its sole discretion, ratify and maintain in full force and effect any sublicense(s) of the rights granted to Affiliates or Sublicensees under this Agreement.

8.4           LICENSEE shall require that all sublicenses:

              (1) be consistent with the terms and conditions of this Agreement;

              (2) contain the Sublicensee's or Affiliate's acknowledgments of MICHIGAN's rights in the TECHNOLOGY and Licensed Patents, and the disclaimer of warranty and limitation on MICHIGAN's liability, as provided by Article 12 below.

              (3) contain provisions under which the Sublicensee or Affiliate accepts duties at least equivalent to those accepted by the LICENSEE or expressly required of Sublicensees/Affiliates in the following paragraphs and articles:

                           5.3          duty to keep records

                           12.4 duty to avoid improper representations or responsibilities

                           13.1 duty to defend, hold harmless, and indemnify MICHIGAN

                           13.3         duty to maintain insurance

                           17           duty to control exports

                           19           duty to restrict the use of MICHIGAN's
                                        name

                           20           duty to properly mark product with
                                        Patent notices

8.5 LICENSEE shall cause every sublicense agreement to provide LICENSEE the right to assign its rights under the sublicense to MICHIGAN. Any such assignment is subject to the limitations of
              Article 15 herein and, to be effective, MICHIGAN must first accept such assignment in writing.

8.6           Treatment of Sublicenses in the Event of Termination of License
              Agreement

              8.6.1 Upon termination of this Agreement or any relevant license granted in Paragraph 3.1, any sublicense agreement between LICENSEE and a Sublicensee or an Affiliate shall continue in force in accordance with its terms if all of the following conditions are met: (1) every sublicense agreement with a Sublicensee or Affiliate is consistent with the terms of this Agreement; (2) each sublicense agreement incorporates with full force and effect therein the



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

                      document attached hereto as Exhibit A (or the substance of the provisions thereof; any changes must be approved in writing by MICHIGAN); (3) said Sublicensee or said Affiliate is not then in default of its material obligations under its sublicense agreement; and (4) said termination of this Agreement occurs more than one year after the Effective Date. Any sublicense agreement that does not meet each of these conditions shall terminate concurrently with the termination of this Agreement or any relevant license granted under Paragraph 3.1 herein.

              8.6.2 Alternatively to the procedure of Paragraph 8.6.1, any sublicense agreement between LICENSEE and a Sublicensee or Affiliate shall continue in force in accordance with its terms if said sublicense agreement has been approved by MICHIGAN before its execution, which approval shall not be unreasonably withheld. MICHIGAN shall provide, within thirty (30) business days, a written response to LICENSEE's request for such approval, which response may include requested changes to the sublicense agreement. LICENSEE shall make any such request in writing, which writing shall also state that MICHIGAN's response is required under this Agreement within thirty days of receipt by MICHIGAN. If MICHIGAN fails to respond to LICENSEE within said thirty (30) day period, then the sublicense agreement shall be deemed to have been approved by MICHIGAN. Any subsequent request for approval after changes have been made to address MICHIGAN's response shall be provided within ten (10) business days, and if none is given within said ten-day period, then the sublicense agreement shall be deemed to have been approved by MICHIGAN.


9.            CONFIDENTIALITY; OWNERSHIP OF INTELLECTUAL PROPERTY.

9.1 The parties each recognize that the confidential and/or proprietary information of the other party and its affiliates, subsidiaries and third party contractees constitutes valuable information. Accordingly, each party agrees that it shall, during the term of this Agreement and for a period of five (5) years after the termination hereof for any reason, hold in confidence all confidential information of the other party (including this Agreement and the terms hereof and information included in Reports) and not disclose the same to any other person or entity except to the extent that it is necessary for such party to enforce its rights under this Agreement or if required by law or any governmental authority (including without limitation the FDA or SEC); provided, however, if any party shall be required by law to disclose any such confidential information to any other person, such party shall give reasonable written notice thereof to the other party and shall minimize such disclosure to the amount required. Notwithstanding the foregoing, either party may disclose confidential information of the other (a) to such party's attorneys, accountants and other professional advisors under obligation of confidentiality, (b) to such party's banks or other financial institutions for the purpose of raising capital or borrowing money or maintaining compliance with agreements, arrangements and understandings relating thereto, (c) to Affiliates and Sublicensees, (d) to prospective Sublicensees, prospective strategic



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              partners or prospective collaborators, if such person or entity agrees in writing to maintain the confidentiality of such confidential information, (e) to any person who proposes to purchase or otherwise succeed, by merger, operation of law, or otherwise, to all of such party's right, title and interest in, to and under the Agreement, if such person agrees in writing to maintain the confidentiality of such confidential information, (f) to the extent it is or becomes publicly available through no fault of the receiving party, (g) to the extent it can be demonstrated that it was independently developed by the receiving party without use of or reliance upon the confidential information of the disclosing party, or (h) to the extent it was provided to the receiving party by a third party who receiving party reasonably believes is not subject to confidentiality obligations with respect to such information. The standard of care required to be observed hereunder shall be not less than the degree of care that each party uses to protect its own information of a confidential nature.

              All confidential information that is disclosed in writing shall be identified as confidential. MICHIGAN shall be entitled to aggregate financial data from this Agreement, including revenue information, with financial data from other MICHIGAN licenses for public reporting purposes as long as MICHIGAN does not explicitly or implicitly identify LICENSEE, the Licensed Patents or Products in connection with such reporting, unless required to be disclosed by law; if required to be disclosed by law, MICHIGAN shall give reasonable written notice thereof to LICENSEE and shall minimize such disclosure to the amount required.

9.2 LICENSEE acknowledges MICHIGAN's representation of ownership interest in all Licensed Patents.

9.3 LICENSEE or Affiliates might engage MICHIGAN staff as employees or consultants to LICENSEE or Affiliates during the time of their employment with MICHIGAN. Where any material invention (whether or not patentable), discovery or computer software is conceived or reduced to practice in whole or in part by inventors acting as employees of or consultants to LICENSEE or Affiliates, who are or were employees at MICHIGAN at the time of such creation, then provided that MICHIGAN or such employee of MICHIGAN had informed LICENSEE in writing of such employment status with MICHIGAN, LICENSEE shall disclose to MICHIGAN the nature of the invention, discovery or computer software, the circumstances of its conception and reduction to practice, and the persons constituting the group of inventors, so that each Party may make a good faith determination of ownership of the invention. The current obligations of such MICHIGAN employees to MICHIGAN relating to intellectual property may be found at the following web page: www.techtransfer.umich.edu/invent/invent.html. This Agreement does not supercede obligations of such MICHIGAN employees to MICHIGAN relating to intellectual property.


10.           PATENT APPLICATIONS AND MAINTENANCE.



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10.1          During the term of this Agreement, LICENSEE shall be responsible for all aspects of filing, prosecuting, and maintaining Licensed Patents, including foreign filings and Patent Cooperation Treaty filings, except to the extent discussed below. The Parties agree to jointly select patent counsel in good faith within sixty (60) days of the Effective Date, and any change in patent counsel is subject to prior approval by both Parties in good faith. Patent counsel shall be instructed to treat MICHIGAN and Esperion as clients, and shall be instructed to notify both Parties immediately if it receives any conflicting instructions from the Parties. In the event of any conflict between LICENSEE and MICHIGAN as to the subject matter of this agreement, any patent counsel that has at any time been retained by the Parties under this Article shall not represent or counsel either Party with respect to such conflict only. Counsel selected under this Article shall provide the same scope of representation to each Party with respect to the subject matter of this Agreement.

10.2 Each Party shall promptly notify the other Party of all material information sent by or received by it relating to the filing, prosecution and maintenance of Licensed Patents, including any lapse, revocation, surrender, invalidation or abandonment of any of the Licensed Patents. Patent counsel shall be instructed to promptly provide the same information and documents (including attorney billing information) to each Party relating to the prosecution of the Licensed Patents. If a Party is designated by selected counsel or any other party on correspondence as an addressee or as being carbon copied, the other Party can rely on that as satisfying the notice provisions in this Article. MICHIGAN and LICENSEE shall perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution, or maintenance under this Article, including without limitation providing copies of all documents necessary to establish or corroborate inventorship, conception, or reduction to practice of inventions.

10.3 LICENSEE shall inform MICHIGAN in advance of all significant actions that it intends to undertake concerning the prosecution and maintenance of the Licensed Patents. In addition, LICENSEE shall not alter the scope of patent coverage, or take any action reasonably construed as affecting the validity or enforceability, of such patents without notice to, and express approval by, MICHIGAN of each action (such approval being either written or oral with written confirmation). MICHIGAN shall respond to such notices from LICENSEE as soon as reasonably possible, but in any event if MICHIGAN does not disapprove of any proposed action within thirty (30) days after notice from LICENSEE, such proposed action shall be considered to be approved by MICHIGAN. If exigent circumstances exist so as to reasonably require a more immediate response from MICHIGAN, LICENSEE shall notify the designee of Paragraph 10.4 below by both telephone and in writing (which writing may be a short summary of the issue), and the Parties shall work in good faith to resolve the issue.

              Each Party shall use reasonable efforts to allow a reasonable time for the other Party to review and comment upon the information noted in this Article, and each Party shall promptly respond to requests for input. Both Parties shall have access to the selected patent counsel to discuss patent prosecution strategy for the Licensed Patents, but MICHIGAN shall not unreasonably contact the selected patent counsel so as to



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              create excessive patent costs. In this regard, the Parties shall make all reasonable efforts to coordinate their discussions with selected patent counsel so that each Party participates in the discussions that are requested by MICHIGAN.

              Any patent fees or costs resulting from or arising out of MICHIGAN's delay beyond the time periods specified herein in responding to LICENSEE's notices or requests shall be paid by MICHIGAN.

10.4 Documentary materials will be provided to the Parties at the addresses noted in Article 21 unless designated otherwise in writing. For purposes of Article 10, email communications to a designated contact person will satisfy the written or documentary notice/copying/request requirements, except to the extent hard copies of attachments are necessary. Each Party hereby initially designates for itself the following contact person for patent matters: (1) for LICENSEE: General Counsel, telephone 734-222-1830, [***]; (2) for MICHIGAN: [***] with a copy to [***].
              Any change in the contact person information for patent matters may be effected by written notice to the other party in accordance with Article 21.

10.5 LICENSEE may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents, including any foreign filing or any Patent Cooperation Treaty filing. If LICENSEE makes any such decision, LICENSEE shall notify MICHIGAN in a writing that also notes any applicable deadline, in reasonably sufficient time to permit MICHIGAN at its sole discretion to continue such prosecution or maintenance at MICHIGAN's expense. If MICHIGAN elects to continue such prosecution or maintenance, LICENSEE shall execute such documents and perform such acts at MICHIGAN's expense as may be reasonably necessary for MICHIGAN to so continue such prosecution or maintenance. Any such patents, patent applications, or patents issuing from such applications shall be excluded from the definition of Licensed Patents herein.

10.6 Beginning on the Effective Date, LICENSEE shall be responsible for and timely pay all reasonable costs of prosecuting and maintaining the Licensed Patents during the term of and in accordance with this Agreement, except to the extent disputed in good faith (in which case LICENSEE shall resolve the dispute with patent counsel) or as otherwise expressly provided in this Agreement. Without LICENSEE's approval and except as caused to be incurred by LICENSEE, LICENSEE shall not be required to pay for any other patent expenses for work performed by counsel other than the patent counsel (or its designee, including foreign patent counsel) selected in accordance with Paragraph 10.1.

              Upon execution of this Agreement, LICENSEE shall reimburse MICHIGAN $[***] for patent prosecution costs MICHIGAN has incurred prior to Effective Date. LICENSEE will not reimburse MICHIGAN for any further patent costs incurred prior to the Effective Date.

              Any failure by LICENSEE to timely pay for reasonable costs of patent prosecution, except to the extent such costs are disputed in good faith or as otherwise expressly



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

              provided in this Agreement, shall be subject to the notice and cure provisions of Paragraph 14.3. LICENSEE may credit patent expenses paid directly to patent counsel or reimbursed to MICHIGAN against annual license maintenance fees.

10.7 The Parties agree to negotiate in good faith as to any further terms necessary for carrying out patent prosecution and maintenance. If there is any dispute as to patent prosecution issues, the Parties agree to use their best efforts to resolve such disputes on an expedited basis through good faith business negotiations. The parties shall meet in person as soon as possible in an attempt to resolve the dispute. Efforts at resolution shall be in good faith but neither party shall be obligated to resolve the dispute. The parties shall ensure that its representatives at the meetings are knowledgeable about this Agreement and the facts underlying the dispute, and have corporate authority to resolve the dispute at the meeting (s).


11.           INFRINGEMENT.

11.1 During the term of this Agreement, LICENSEE has the first option to police the Licensed Patents and Products against infringement by other parties within the Territory and the Field of Use. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of MICHIGAN. MICHIGAN shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses MICHIGAN for reasonable out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE's request. If LICENSEE elects to institute any such action or suit, MICHIGAN agrees to be named as a nominal party therein. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph 11.1. LICENSEE has full authority to settle on such terms as LICENSEE determines.

11.2 If LICENSEE institutes an action for infringement of a Licensed Patent or defends a declaratory judgment or other action with respect to a Licensed Patent and receives settlement payments or damages awarded, LICENSEE may first recover actual outside attorney fees and other direct, out-of-pocket litigation expenses (not to include any compensation paid to employees of LICENSEE or Affiliates) paid and unrecovered by LICENSEE and shall pay to MICHIGAN [***]% of any remaining such receipts.

              If LICENSEE has paid or pays an annual fee to MICHIGAN under Paragraph 4.5 in the same year LICENSEE receives a payment or award as set out above, then LICENSEE may credit that annual fee against the share of the payment or award otherwise due to MICHIGAN, exactly as if that share represented additional royalties due from LICENSEE.

11.3 If LICENSEE fails to take action to abate any alleged infringement of a Licensed Patent within sixty (60) days of a request by MICHIGAN to do so (or within a shorter period if required to preserve the legal rights of MICHIGAN under the laws of any relevant government or political subdivision thereof), then MICHIGAN has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at MICHIGAN's expense. If MICHIGAN elects to institute any such action or suit, LICENSEE agrees to be named as a nominal party therein. LICENSEE retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph 11.3. MICHIGAN has full authority to settle on such terms as MICHIGAN determines, except that MICHIGAN shall not reach any settlement whereby it licenses a third party under any Licensed Patents in the Territory and the Field of Use without the consent of LICENSEE, which consent LICENSEE can withhold for any reason. If MICHIGAN institutes an action for infringement of a Licensed Patent or defends a declaratory judgment or other action with respect to a Licensed Patent and receives settlement payments or damages awarded, MICHIGAN may first recover actual outside attorneys fees and other direct, out-of-pocket litigation expenses (not to include any compensation paid to students, faculty or employees of MICHIGAN) paid and unrecovered by MICHIGAN and shall pay to LICENSEE [***]% of any remaining such receipts.

11.4 LICENSEE and MICHIGAN shall promptly notify the other party in writing in detail of the discovery of any allegation by a third party of infringement resulting from the practice of Licensed Patents in the Field of Use, and of the initiation of any legal action by LICENSEE or by any third party with regard to any alleged infringement or noninfringement. LICENSEE and MICHIGAN shall in a timely manner keep the other party informed and provide copies to the other party of all documents regarding all such proceedings or actions instituted by LICENSEE or MICHIGAN.


12.           REPRESENTATIONS AND WARRANTIES; LIMITATION ON MICHIGAN'S
              LIABILITY.

12.1 MICHIGAN, including its Regents, fellows, officers, employees and agents, makes no representations or warranties that any Licensed Patent is or will be held valid, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Products will not infringe upon any patent or other rights not included in the Licensed Patents. If substantial coverage of one or more issued Licensed Patent(s) is subsequently determined to be invalid, MICHIGAN shall refund to LICENSEE at least a portion of any annual maintenance fees actually paid by LICENSEE, such amounts to be determined in good faith jointly by the Parties taking into consideration at least the territory of such Licensed Patent and the scope of coverage lost.

12.2 MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF

              MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE, AFFILIATES OR SUBLICENSEES OF PRODUCTS.

              LICENSEE, INCLUDING ITS AFFILIATES AND SUBLICENSEES, MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND TO MICHIGAN, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION OF PRODUCTS.

12.3          MICHIGAN DOES NOT ASSUME ANY RISK AS TO PERFORMANCE OF PRODUCTS.
              Except in the event of fraud, recklessness or willful misconduct, in no event shall MICHIGAN, including its Regents, fellows, officers, directors, subsidiaries, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Products only, to LICENSEE, Affiliates, or Sublicensees regardless of legal theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, directors, subsidiaries, employees or agents may have been advised of the possibility of such damage.

              Except as provided in Paragraph 13.1, or in the event of fraud, recklessness or willful misconduct, in no event shall LICENSEE, including its officers, directors, subsidiaries, employees and agents, be responsible for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damages with respect to Products only, to MICHIGAN, regardless of legal theory. The above limitations on liability apply even though LICENSEE, its officers, directors, subsidiaries, employees or agents may have been advised of the possibility of such damage.

              The Parties understand and agree that the preceding two subparagraphs do not apply to causes of action arising from any alleged breach of this Agreement.

12.4 LICENSEE shall not, and shall require that its Affiliates and Sublicensees do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 12.

12.5 MICHIGAN represents that (1) it has all right, power, and authority to grant the rights herein; (2) it has not granted, and will not during the term of this Agreement grant, an option, license or other right to any other party to the Licensed Patents or TECHNOLOGY or otherwise in conflict with this Agreement; (3) it has obtained all consents and approvals necessary to enter into this Agreement, and no other action by or with respect to, or filing with, any governmental authority or any other entity is required in connection with the execution, delivery, and performance by MICHIGAN of this Agreement; (4) this Agreement constitutes a valid and binding agreement of MICHIGAN, enforceable against MICHIGAN, in accordance with its terms; (5) to its knowledge, its staff and employees have assigned their entire right, title, and interest in the Licensed Patents that exist as of the Effective Date to MICHIGAN and MICHIGAN will obtain or assist LICENSEE in obtaining any remaining assignments of Licensed Patents that exist as of the Effective Date and all assignments of Licensed Patents that arise after the Effective Date; and (6) MICHIGAN has caused to be made available to LICENSEE copies of its files as of the Effective Date relating to the prosecution of the Licensed Patents.


13.           INDEMNITY; INSURANCE.

13.1 LICENSEE shall defend, indemnify and hold harmless and shall require its Affiliates and Sublicensees to defend, indemnify and hold harmless MICHIGAN, its Regents, fellows, officers, employees and agents (collectively, the "MICHIGAN Parties"), for and against any and all claims, demands, damages, losses, and expenses of any nature (including reasonable attorneys' fees and other litigation expenses), resulting from death, personal injury, illness, property damage, economic loss or products liability to the extent resulting from arising from, or in connection with, any of the following, except to the extent of negligence or willful misconduct proved on the part of any of the MICHIGAN Parties:

(1) Any manufacture, use, sale or other disposition by LICENSEE, Affiliates, Sublicensees of Products; and

(2) The use by any person of Products made, used, sold or otherwise distributed by LICENSEE, Affiliates or Sublicensees.

13.2 MICHIGAN is entitled to participate at its option and expense through counsel of its own selection and at its own expense, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 13.1 above.

13.3 Prior to the First Commercial Sale of any Product by LICENSEE or an Affiliate, LICENSEE shall purchase and maintain in effect a policy of product liability insurance. Prior to the commercial sale of any Product by a Sublicensee, LICENSEE shall require that the Sublicensee purchase and maintain in effect a policy of product liability insurance. Each such insurance policy must provide reasonable coverage for all claims with respect to any Products manufactured, used, sold, licensed or otherwise distributed by LICENSEE and Affiliates -- or, in the case of a Sublicensee's policy, by said Sublicensee -- and must specify the MICHIGAN Parties as an additional insured. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.


14.           TERM AND TERMINATION.

14.1 This Agreement will become effective on its Effective Date and, unless terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the last to expire of Licensed Patents.

14.2 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

              (1) Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

              (2) MICHIGAN's rights to inspect books and records as described in Article 5, and LICENSEE's obligations to keep such records for the required time;

              (3) Obligations to hold harmless, defend and indemnify MICHIGAN and its Regents, fellows, officers, employees and agents under Article 13;

              (4) Any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other Party hereunder;

              (5) The general rights, obligations, and understandings of Articles 12, 17, 19, 28, 29 and 30; and

              (6) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

14.3 If LICENSEE at any time defaults in the payment of any royalty or the making of any report hereunder, or intentionally makes any materially false report, or if either Party commits any material breach of any covenant or promise herein contained, and fails to remedy any such default, breach or report within sixty (60) days after written notice thereof by the other Party specifying such default, then that other Party may, at its option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. The cure period shall be extended for a reasonable period to be agreed upon by the Parties if the breaching Party has made good faith efforts to remedy the breach, but has not completed the remediation. Any such termination is without prejudice to either Party's other legal rights for breach of this Agreement.

14.4 LICENSEE may terminate this Agreement without cause by giving MICHIGAN a notice of termination, which shall include a statement of the reasons, whatever they may be, for such termination and the termination date established by LICENSEE, which date must not be sooner than sixty (60) days after the date of the notice. The Parties acknowledge that such notice is final and, immediately upon receipt of such notice of termination, MICHIGAN no longer has any restrictions that would have existed pursuant to this agreement on its rights to enter into agreements with others for the manufacture, import, sale, offer for sale, and/or use of Products.

14.5 MICHIGAN may immediately terminate this Agreement upon (a) the adjudication by a court of competent jurisdiction of the bankruptcy or insolvency of LICENSEE or the entry of an order or decree for the liquidation or dissolution of LICENSEE; (b) the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of LICENSEE; or (c) the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of LICENSEE which is not dismissed within one hundred twenty (120) days of the date on which it is filed or commenced.

15.           ASSIGNMENT.

              Except as permitted in this paragraph, any attempt to assign this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, is void from the beginning. LICENSEE may assign this Agreement pursuant to a merger, to a purchaser of all or substantially all of LICENSEE's business/assets or a purchaser of all the assets relating to the Licensed Patents. No assignment is effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement. LICENSEE shall notify MICHIGAN in writing within ninety (90) days of pledging any of the license rights granted in this Agreement as security for any creditor.

16.           REGISTRATION AND RECORDATION.

16.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE, Affiliates or Sublicensees would do business, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN.

16.2 LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

17.           LAWS AND REGULATIONS OF THE UNITED STATES; EXPORT.

17.1 This Agreement is subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement.

17.2 LICENSEE shall comply, and shall require its Affiliates and Sublicensees to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, importation, transportation, export, packaging, labeling, sale or use of Products, or otherwise applicable to LICENSEE's or its Affiliates' or Sublicensees' activities hereunder. LICENSEE shall obtain, and shall require its Affiliates and Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Products made by use of technical data) as the Office of Export Administration Regulations may require, and LICENSEE hereby gives such written assurances as those Regulations may require to MICHIGAN.

18.           BANKRUPTCY.

              If during the term of this Agreement, LICENSEE makes an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, MICHIGAN may, at its option, terminate this Agreement and revoke the license herein granted by written notice to LICENSEE.

19.           USE OF MICHIGAN'S NAME.

              LICENSEE agrees to refrain from using and to require Affiliates and Sublicensees to refrain from using the name of MICHIGAN (or any adaptation thereof, including, but not limited to, the "University of Michigan," "UM," "U of M," and "Michigan") in publicity or advertising without the prior written approval of MICHIGAN, which shall be rendered as soon as reasonably possible, and shall not be unreasonably withheld. Reports in scientific literature, presentations of joint research and development work and disclosures required by applicable law or regulation are not publicity. Requests for approval shall be sent by facsimile to MICHIGAN at the fax number indicated below.

20.           PRODUCT MARKING.

              LICENSEE agrees to mark, and to require Affiliates and Sublicensees to mark Products with legally sufficient patent notices to the extent feasible for the Product.

21.           NOTICES.

              Any notice, request, report or payment required or permitted to be given or made under this Agreement by either Party must be given by sending such notice by hand delivery, recognized courier, fax (if confirmed by regular mail) or certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party specifies by written notice given in conformity herewith. Any notice not so given is not valid until actually received, and any notice given in accordance with the provisions of this Paragraph is effective when mailed.

              To MICHIGAN:                  The University of Michigan
                                            Technology Management Office
                                            Wolverine Tower, Room 2071
                                            3003 S. State Street
                                            Ann Arbor, MI  48109-1280
                                            Fax: [***]

                                            Attn:  File No. 1855

              To LICENSEE:                  Esperion Therapeutics, Inc.
                                            3621 South State Street
                                            695 KMS Place
                                            Ann Arbor, MI  48108
                                            Attention:  Roger S. Newton, Ph.D.
                                            Fax: [***]

              With copy to the LICENSEE's General Counsel, at the same address, fax no. [***].

22.           INVALIDITY.

              If a court of competent jurisdiction finds any term, provision, or covenant of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms, provisions and covenants.


23.           ENTIRE AGREEMENT AND AMENDMENTS.

              This Agreement contains the entire understanding of the Parties with respect to the matter contained herein and supersedes in full all prior written and oral agreements, understandings, proposals, promises and representations of the parties concerning the Agreement and the terms applicable hereto. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties hereto.

24.           WAIVER.

              No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder a waiver of such right, power or privilege.

25.           ARTICLE HEADINGS.

              The Article headings herein are for purposes of convenient reference only and do not define or modify the terms written in the text of this Agreement.

26.           NO AGENCY RELATIONSHIP.

              The relationship between the Parties is that of independent contractor and contractee. Neither Party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

27.           FORCE MAJEURE.

              Neither Party hereto is in default of any provision of this Agreement for any failure in performance resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other "force majeure" events.

28.           GOVERNING LAW.

              The law of the State of Michigan governs this Agreement and the relationships between the Parties in all respects (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary), except that, for patents, the law of the country that grants the patent determines questions affecting the construction and effect of such patent.

29.           JURISDICTION AND FORUM.

              The Parties hereby consent to the jurisdiction of the courts of the State of Michigan over any dispute concerning this Agreement or the relationship between the Parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

30.           DEFINITIONS.

30.1 "Affiliate(s)" means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with LICENSEE through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors, and includes any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with LICENSEE to the extent of fifty percent (50%) or more of the voting shares, including shares owned beneficially by such party.

30.2          "Field of Use" means all uses of Products and the TECHNOLOGY.

30.3 "First Commercial Sale" means the first sale of any Product by LICENSEE or an Affiliate or Sublicensee, other than sale of a Product for use in trials, such as field trials or clinical trials, being conducted to obtain FDA or other governmental approvals to market Products.

30.4 "Gross Sublicensing Revenues" means all consideration received by LICENSEE and its Affiliates pursuant to any sublicense to a Sublicensee. Gross Sublicensing Revenues shall not include amounts received by LICENSEE and its Affiliates for the fair market value of research support or product development performed for a sublicensee, or for the fair market value of equity investments.

30.5 "Licensed Patent(s)" means (a) all U.S. and foreign patents and patent applications, including those patents listed in Exhibit B attached hereto, in which MICHIGAN has or acquires a property interest, which cover an invention disclosed in the TECHNOLOGY; and/or (b) all foreign equivalent patent applications and Patent Cooperation Treaty filings based upon and supported by any application filed pursuant to (a); and/or (c) all patents/patent claims issuing from the applications in (a) or (b).

30.6 "Net Sales" shall mean the United States dollar equivalent of the proceeds received by LICENSEE from the sale of Products, less (A) amounts repaid or credited by reason of defects, returns, rejections or allowances; (B) sales taxes, excise taxes, value added taxes and customs duties paid, absorbed or allowed; (C) customary commissions and other amounts paid or allowed to independent sales representatives, distributors, brokers or agents; (D) shipping charges; (E) trade and quantity discounts actually allowed (and taken) as customary in the trade; and (F) other deductions made in accordance with GAAP. Net Annual Sales shall not include (A) any transfer between LICENSEE and any of its Affiliates or Sublicensees, or (B) any transfer of any Products used in testing, preclinical or clinical trials or as marketing samples to develop or promote the Products. Net Sales does not include amounts received by Sublicensees.

30.7 "Parties", in singular or plural usage as required by the context, means LICENSEE and/or MICHIGAN.

30.8 "Product(s)" means any product(s), including compositions and methods, whose manufacture, use, importation, offer for sale or sale in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims in the country in which it is manufactured, used, imported, offered for sale, or sold.

30.9 "Royalty Period(s)" means the six-month periods ending on the last day of June and December of each year.

30.10 "Sublicensee(s)" means any person or entity, except an Affiliate, sublicensed by LICENSEE under this Agreement to make, have made, use, import, offer for sale or sell, in the Territory, Products designed and marketed for use in the Field of Use.

30.11 "TECHNOLOGY" means all invention disclosure forms and supporting documentation (including information, manufacturing techniques, data, designs or concepts) incorporated into MICHIGAN's Technology Management Office File No. 1855 [***].

30.12         "Territory" means worldwide.

30.13 "Valid Claim(s)" means any claim(s) in an unexpired patent included within the Licensed Patents excepting only claims that:

              (1) a court or other governmental agency of competent jurisdiction has decided are unenforceable, unpatentable, or invalid, unappealable or unappealed within the time allowed for appeal; or

              (2) a reissue or disclaimer has rendered invalid or unenforceable.

              If in any country two or more such decisions conflict with respect to the validity of the same claim, the decision of the higher or highest tribunal controls; however, if the tribunals are of equal rank, then the decision or decisions upholding the claim prevails when the conflicting decisions are equal in number, and the majority of decisions prevails when the conflicting decisions are unequal in number.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.


FOR ESPERION THERAPEUTICS, INC.         FOR THE REGENTS OF THE
                                        UNIVERSITY OF MICHIGAN


By     /s/ Roger S. Newton              By       /s/  Kenneth J. Nisbet
  --------------------------------        -----------------------------------
  (authorized representative)               Kenneth J. Nisbet
                                            Director, UM Technology Transfer
Typed Name  Roger S. Newton
          ------------------------

Title  President and CEO                Date        9/20/01
     -----------------------------               ----------------------------

Date  9/20/01
    ------------------------------

                                    EXHIBIT A

[Note: "Licensee" in this Exhibit A refers to Sublicensee of Esperion Therapeutics, Inc. Other capitalized terms have the same definition as provided in the License Agreement between Esperion Therapeutics, Inc. and the Regents of the University of Michigan (the "License Agreement".]


(a) MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, PERFORMANCE, SALE OR OTHER DISPOSITION BY LICENSEE, AFFILIATES OR SUBLICENSEES OF PRODUCTS.

(b) MICHIGAN DOES NOT ASSUME ANY RISK AS TO PERFORMANCE OF PRODUCTS. Except in the event of fraud, recklessness or willful misconduct, in no event shall MICHIGAN, including its Regents, fellows, officers, directors, subsidiaries, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Products, to Licensee, Affiliates, or Sublicensees regardless of legal theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, its officers, directors, subsidiaries, employees or agents may have been advised of the possibility of such damage. This paragraph does not apply to causes of action arising from any alleged breach of this license agreement.

(c) MICHIGAN, including its Regents, fellows, officers, employees and agents, make no representations or warranties that any Licensed Patent is or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Products will not infringe upon any patent or other rights not included in the Licensed Patents.

(d) Licensee shall not, and shall require that its Affiliates and Sublicensees do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this license.

(e) Licensee shall defend, indemnify and hold harmless and shall require its Affiliates and Sublicensees to defend, indemnify and hold harmless MICHIGAN, its Regents, fellows, officers, employees and agents (collectively, the "MICHIGAN Parties"), for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses), resulting from death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following, except to the extent of negligence or willful misconduct proved on the part of any of the MICHIGAN Parties: (1) any manufacture, use, sale or other disposition by Licensee, Affiliates, Sublicensees of Products; and (2) the use by any person of Products made, used, sold, practiced, or otherwise distributed by Licensee, its Affiliates or its Sublicensees.

(f) As provided in Paragraph 8.6.1 of the License Agreement, in the event of termination of the License Agreement: Licensee shall pay MICHIGAN a royalty based upon Net Sales of Licensee and Affiliates of Licensee, according to Licensee's sublicense agreement with Esperion Therapeutics, Inc., but in any event no less than a royalty based upon the percent of Net Sales as specified in Paragraph 4.2 of the License Agreement, subject to the same terms as provided in Paragraphs 4.4, 4.6, 4.7, and 4.8 thereof.

(g) As provided in Paragraph 8.6.1 of the License Agreement between MICHIGAN and Esperion Therapeutics, Inc., in the event of termination of said License
Agreement: if Licensee, pursuant to its sublicense agreement with Esperion Therapeutics, Inc. has been granted the right to grant sublicenses under the Licensed Patents, then Licensee shall pay MICHIGAN a royalty based on sublicenses according to its sublicense agreement with Esperion Therapeutics, Inc., but in any event no less than a royalty of [***] percent ([***]%) of Gross Sublicensing Revenues of Licensee.

(h) As provided in Paragraph 8.6.1 of the License Agreement between MICHIGAN and Esperion Therapeutics, Inc., in the event of termination of said License
Agreement: Licensee shall pay MICHIGAN an annual license maintenance fee according to Licensee's sublicense agreement with Esperion Therapeutics, Inc., but in any event no less than the annual maintenance fees required by Paragraph
4.5 of the agreement between Esperion Therapeutics, Inc. and MICHIGAN, creditable as provided in said Paragraph 4.5. Licensee shall be further obligated to pay patent costs for the Licensed Patents in amounts equal to any payments that Esperion Therapeutics, Inc. would have made in accordance with Paragraph 10.6 of its agreement with MICHIGAN.

With regard to the amounts due to MICHIGAN under this Paragraph (h), Licensee shall only be responsible for a pro rata share of such patent costs based on the total amounts payable by all licensees (former Sublicensees to Esperion Therapeutics, Inc.) under this same or similar provision.

(i) As provided in Paragraph 8.6.1 of the License Agreement, in the event of termination of the License Agreement: To the extent that Licensee has been granted relevant rights from Esperion Therapeutics, Inc., Licensee will use commercially reasonable efforts to develop and commercialize at least one Product, and will substantially meet the requirements of the following milestones (to the extent the same have not already been met, or caused to have been met, by Esperion Therapeutics, Inc. or other licensees), with date requirements for each milestone after the first milestone to be determined in writing in good faith by the MICHIGAN and Licensee, using reasonable business judgment, upon satisfaction of the immediately previous milestone or maturation of the payment obligation therefor:

(1) either (a) selection of recombinant PON (recPON) for development by September 1, 2003 or (b) pay MICHIGAN a milestone payment of US$ [***] by October 1, 2003.

(2) IND submission in the U.S. or Europe or payment to MICHIGAN of a milestone payment of US$ [***] within 30 days of the date mutually determined by the parties.

(3) Enrollment of first patient in a Phase II clinical trial and payment to MICHIGAN of a milestone payment of US$ [***].

(4) Enrollment of first patient in a Phase III clinical trial and payment to MICHIGAN of a milestone payment of US$ [***].

(5) Submission of first NDA in U.S. or Europe and payment to MICHIGAN of a milestone payment of US$140,000.

(6) Approval of first NDA in U.S. or Europe and payment to MICHIGAN of a milestone payment of US$ [***].


(j) With respect to payments under Paragraphs (f) through (i) herein, MICHIGAN shall provide the same credits to Licensee as it would have been required to provide to Esperion Therapeutics, Inc. under the License Agreement.

(k) Licensee and any sublicensees shall obtain and maintain product liability insurance for the Technology, and shall name MICHIGAN as an additional insured.

(l) MICHIGAN shall assume the obligations of Esperion Therapeutics, Inc. to Licensee under the Sublicense agreement, but MICHIGAN's obligations to Licensee shall not be interpreted by Licensee or Esperion Therapeutics, Inc. to extend beyond any obligation MICHIGAN had to Esperion Therapeutics, Inc. under the License Agreement.

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                                   EXHIBIT B

                                    [* * *]

                                   EXHIBIT C

                                    [* * *]